Weyco Reports Fourth Quarter And Full Year 2016 Results

MILWAUKEE, March 8, 2017 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2016.

FOURTH QUARTER
Net sales for the fourth quarter of 2016 were $82.1 million, a decrease of 6% as compared to fourth quarter 2015 net sales of $87.4 million. Earnings from operations were $8.5 million in the fourth quarter of 2016, down 26% as compared to $11.5 million in the fourth quarter of 2015. Net earnings attributable to the Company were $8.2 million in the fourth quarter of 2016, up 17% as compared to $7.0 million in last year's fourth quarter. Earnings for the fourth quarter of 2016 included an impairment of long-lived assets charge of $1.8 million ($1.1 million after tax), offset by a $3.1 million adjustment to reverse the deferred tax liability on corporate-owned life insurance policies. Earnings for the fourth quarter of 2015 included $458,000 ($279,000 after tax) of income representing the final adjustment to the earnout payment relating to the 2011 acquisition of the BOGS/Rafters brands. Without these non-recurring adjustments, earnings from operations and net earnings attributable to the Company would have been down 7% and 9%, respectively, for the quarter.

Diluted earnings per share were $0.78 in the fourth quarter of 2016 as compared to $0.65 in the fourth quarter of 2015. Without the non-recurring adjustments described above, diluted earnings per share on an adjusted basis would have been $0.58 in the fourth quarter of 2016 and $0.62 in the fourth quarter of 2015. See the "Reconciliation of Non-GAAP Financial Measures" table below.

During the fourth quarter of 2016, the Company evaluated the current state of its Umi business and determined the brand did not fit the long-term strategic objectives of the Company. As a result, the Company recorded a $1.8 million impairment charge to write off the majority of the value of the Umi trademark. The Company is currently looking into different strategic alternatives for the Umi brand. Additionally, in the fourth quarter of 2016, the Company reviewed its liquidity needs and sources of capital, including evaluating whether it would need the cash available under corporate-owned life insurance policies on two former executives. It was determined that the chances were remote that the Company would need to surrender these policies to satisfy liquidity needs, and, as a result, the Company reversed the $3.1 million deferred tax liability related to these policies.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $61.6 million for the fourth quarter of 2016, down 9% as compared to $67.5 million in the fourth quarter of 2015. Within the wholesale segment, net sales of the Stacy Adams, Nunn Bush and Florsheim brands were down 11%, 9%, and 6%, respectively, for the quarter. These sales declines were the result of a challenging retail environment, particularly at our customers' brick and mortar locations, where foot traffic has declined due to the growing popularity of online retailing. BOGS fourth quarter net sales were down 7%, reflecting the continued impact of the mild 2015/2016 winter season, as retailers carried over BOGS inventory into the 2016/2017 winter season. Licensing revenues were $1.1 million in the fourth quarter of 2016, as compared to $1.3 million in last year's fourth quarter.

Gross earnings for the North American wholesale segment were 34.7% of net sales in the fourth quarter of 2016, as compared to 36.0% of net sales in last year's fourth quarter. Earnings from operations for the wholesale segment were $5.8 million in the fourth quarter of 2016, down 37% as compared to $9.1 million in 2015. Wholesale operating earnings for the fourth quarter of 2016 included an impairment charge of $1.8 million related to the Umi trademark. Wholesale operating earnings for the fourth quarter of 2015 included $458,000 of income representing the final adjustment to the BOGS/Rafters earnout payment. Without these non-recurring adjustments, wholesale earnings from operations would have been down 13% for the quarter, due mainly to the decrease in wholesale sales.

Net sales of the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were flat at $7.4 million in the fourth quarter of both 2016 and 2015. Same store sales (which include U.S. internet sales) were down 3% for the quarter. There was one fewer domestic retail store operating in the fourth quarter of 2016 than there was in last year's fourth quarter, as two stores closed and one store opened. Earnings from operations for the retail segment were $1.3 million in the fourth quarter of 2016, compared to $1.4 million in 2015.

Other net sales, which include the wholesale and retail sales of Florsheim Australia and Florsheim Europe, were $13.1 million in the fourth quarter of 2016, up 5% as compared to $12.5 million in 2015. This increase was due to a 7% increase in net sales at Florsheim Australia. In local currency, Florsheim Australia's net sales were up 2% for the quarter. Earnings from operations at Florsheim Australia and Florsheim Europe were $1.4 million in the fourth quarter of 2016, up 35% as compared to $1.1 million in the same period last year. The increase between years was due to higher operating earnings in Florsheim Australia's wholesale businesses, resulting mainly from an increase in sales.

FULL YEAR 2016
Overall net sales were $296.9 million in 2016, a decrease of 7% as compared to $320.6 million in 2015. Earnings from operations were $21.2 million in 2016, down 29% as compared to $29.8 million in 2015. Net earnings attributable to the Company were $16.5 million in 2016, down 10% as compared to $18.2 million in 2015. Earnings for 2016 included an impairment of long-lived assets charge of $1.8 million ($1.1 million after tax) related to the Umi trademark, offset by a $3.1 million adjustment to reverse the deferred tax liability on corporate-owned life insurance policies. Earnings for 2015 included $458,000 ($279,000 after tax) of income representing the final adjustment to the BOGS/Rafters earnout payment. Without these non-recurring adjustments, earnings from operations and net earnings attributable to the Company would have been down 22% and 20%, respectively, for the year.

Diluted earnings per share were $1.56 in 2016, as compared to $1.68 in 2015. Without the non-recurring adjustments described above, diluted earnings per share on an adjusted basis would have been $1.36 in 2016 and $1.65 in 2015. See the "Reconciliation of Non-GAAP Financial Measures" table below.

Net sales in the North American wholesale segment were $227.5 million in 2016, down 9% as compared to $251.4 million in 2015. Within the wholesale segment, net sales of our BOGS brand were down 23% for the year. This decrease was primarily due to the impact of last year's mild winter season, as described above. Net sales of the Nunn Bush brand were down 13% this year. While its sales were down across a number of distribution categories, Nunn Bush was most affected by its reduced sales in the department store trade channel. Mid-tier department stores, in particular, are facing a challenging retail environment due to the growing popularity of online retailing. Stacy Adams net sales were down 2% for the year, primarily due to lower sales to national shoe chains. Florsheim net sales were up 1% for the year due to strong new product sales. Licensing revenues were $2.8 million in 2016, as compared to $3.6 million last year. The decrease in licensing revenues resulted mainly from licensee transitions that occurred during 2016.

North American wholesale segment gross earnings as a percent of net sales were 32.1% in 2016 and 32.5% in 2015. Wholesale earnings from operations were $16.4 million in 2016, down 32% as compared to $24.3 million in 2015. This year's wholesale operating earnings included an impairment charge of $1.8 million related to the Umi trademark. Last year's wholesale operating earnings included $458,000 of income representing the final adjustment to the BOGS/Rafters earnout payment. Without these non-recurring adjustments, wholesale earnings from operations would have been down 24% for the year, due mainly to the decrease in wholesale sales.

In the North American retail segment, net sales were $21.9 million in 2016, down 1% as compared to $22.1 million in 2015. Same store sales (which include U.S. internet sales) were up 1% for the year. There were three fewer domestic retail stores operating this year than there were last year, as four stores closed and one store opened. Earnings from operations for the retail segment were $2.1 million in 2016 and $2.5 million in 2015. This decrease was primarily due to lower net sales at the Company's brick and mortar locations.

The Company's other businesses had net sales of $47.5 million in 2016, up 1% as compared to $47.1 million in 2015. This increase was primarily due to higher net sales in Florsheim Europe's wholesale business. Florsheim Australia's net sales were down 1% for the year. In local currency, Florsheim Australia's net sales were flat for the year. Earnings from operations at Florsheim Australia and Florsheim Europe were $2.7 million in 2016, down 9% as compared to $3.0 million last year. This decrease was primarily due to lower operating earnings at our retail store in Macau, resulting from lower sales.

Other income (expense) was $514,000 of income in 2016 compared to ($1.4 million) of expense in 2015. This year's other income included foreign currency transaction gains of $513,000, resulting mainly from unrealized gains on foreign exchange contracts entered into by Florsheim Australia. Last year's other expense included ($961,000) of foreign currency transaction losses, resulting mainly from unrealized losses on foreign exchange contracts entered into by Florsheim Australia, as well as losses from the revaluation of intercompany loans between the Company's North American wholesale segment and Florsheim Australia.

"It was a tough year for our North American wholesale business," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Not only were BOGS sales down following last year's mild winter, but our legacy brands also struggled, echoing the challenges our retail partners are facing, particularly at their brick and mortar locations. While we are disappointed in our results for the year, we are committed to addressing the challenges brought out by this rapidly changing marketplace. We believe we have the right products and long-term strategies in place that will position the Company for sustained growth in the long-term."

On March 7, 2017, the Company's Board of Directors declared a quarterly cash dividend of $0.21 per share to all shareholders of record on March 20, 2017, payable March 31, 2017.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures for the three-month periods ended December 31, 2016 and 2015.

	Three Months Ended December 31, 2016				Three Months Ended December 31, 2015
	GAAP Measures (As Reported)	Adjustments		Non-GAAP Measures (As Adjusted)	GAAP Measures (As Reported)	Adjustments		Non-GAAP Measures (As Adjusted)

Net sales	$ 82,097			$ 82,097	$ 87,404			$ 87,404
Cost of sales	48,794			48,794	51,565			51,565
Gross earnings	33,303			33,303	35,839			35,839

Selling and administrative expenses	24,784	(1,770)	(1)	23,014	24,308	458	(23)	24,766
Earnings from operations	8,519			10,289	11,531			11,073

Interest income	179			179	219			219
Interest expense	(208)			(208)	(84)			(84)
Other income (expense), net	92			92	(275)			(275)

Earnings before provision for income taxes	8,582			10,352	11,391			10,933

Provision for income taxes	-	3,832	(2)	3,832	4,292	(179)	(3)	4,113

Net earnings	8,582			6,520	7,099			6,820

Net earnings attributable to noncontrolling interest	397			397	86			86

Net earnings attributable to Weyco Group, Inc.	$ 8,185			$ 6,123	$ 7,013			$ 6,734

Earnings per share
Basic	$ 0.79	(0.20)		$ 0.59	$ 0.65	(0.02)		$ 0.63
Diluted	$ 0.78	(0.20)		$ 0.58	$ 0.65	(0.03)		$ 0.62

(1)	Umi trademark impairment
(2)	Includes a $3.1 million adjustment to reverse deferred taxes on corporate-owned life insurance policies, and the tax effect of the Umi trademark impairment
(3)	Gain from the final adjustment to the earnout payment relating to the 2011 acquisition of Bogs, and the related tax effect.

The following is a reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures for the twelve-month periods ended December 31, 2016 and 2015.

	Twelve Months Ended December 31, 2016				Twelve Months Ended December 31, 2015
	GAAP Measures (As Reported)	Adjustments		Non-GAAP Measures (As Adjusted)	GAAP Measures (As Reported)	Adjustments		Non-GAAP Measures (As Adjusted)

Net sales	$ 296,933			$ 296,933	$ 320,617			$ 320,617
Cost of sales	184,890			184,890	199,008			199,008
Gross earnings	112,043			112,043	121,609			121,609

Selling and administrative expenses	90,807	(1,770)	(1)	89,037	91,824	458	(3)	92,282
Earnings from operations	21,236			23,006	29,785			29,327

Interest income	763			763	936			936
Interest expense	(436)			(436)	(181)			(181)
Other income (expense), net	514			514	(1,425)			(1,425)

Earnings before provision for income taxes	22,077			23,847	29,115			28,657

Provision for income taxes	5,084	3,832	(2)	8,916	10,962	(179)	(3)	10,783

Net earnings	16,993			14,931	18,153			17,874

Net earnings (loss) attributable to noncontrolling interest	521			521	(59)			(59)

Net earnings attributable to Weyco Group, Inc.	$ 16,472			$ 14,410	$ 18,212			$ 17,933

Earnings per share
Basic	$ 1.57	(0.20)		$ 1.37	$ 1.69	(0.03)		$ 1.66
Diluted	$ 1.56	(0.20)		$ 1.36	$ 1.68	(0.03)		$ 1.65

(1)	Umi trademark impairment
(2)	Includes a $3.1 million adjustment to reverse deferred taxes on corporate-owned life insurance policies, and the tax effect of the Umi trademark impairment
(3)	Gain from the final adjustment to the earnout payment relating to the 2011 acquisition of Bogs, and the related tax effect.

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the tables above (as well as information provided throughout this release) provide certain non-GAAP financial information, such as Non-GAAP selling and administrative expenses, Non-GAAP earnings from operations, Non-GAAP net earnings, and Non-GAAP basic and diluted earnings per share. Management believes that presentation of these non-GAAP financial measures provide useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, the Company believes the presentation of Non-GAAP financial measures, excluding the impact of the Umi trademark impairment, the reversal of the deferred tax liability on corporate-owned life insurance policies, and the final adjustment to the Bogs earnout payment in 2015, enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures.

Conference Call Details
Weyco Group, Inc. will host a conference call on March 9, 2017, at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2016 financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register please go to: http://web.meetme.net/r.aspx?p=1&a=UzCUiPtdEoxnNe. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/fzfy5kze. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group
Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2016 AND 2015 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(In thousands, except per share amounts)

Net sales	$ 82,097	$ 87,404	$ 296,933	$ 320,617
Cost of sales	48,794	51,565	184,890	199,008
Gross earnings	33,303	35,839	112,043	121,609

Selling and administrative expenses	24,784	24,308	90,807	91,824
Earnings from operations	8,519	11,531	21,236	29,785

Interest income	179	219	763	936
Interest expense	(208)	(84)	(436)	(181)
Other income (expense), net	92	(275)	514	(1,425)

Earnings before provision for income taxes	8,582	11,391	22,077	29,115

Provision for income taxes	-	4,292	5,084	10,962

Net earnings	8,582	7,099	16,993	18,153

Net earnings (loss) attributable to noncontrolling interest	397	86	521	(59)

Net earnings attributable to Weyco Group, Inc.	$ 8,185	$ 7,013	$ 16,472	$ 18,212

Weighted average shares outstanding
Basic	10,409	10,728	10,519	10,773
Diluted	10,476	10,795	10,572	10,859

Earnings per share
Basic	$ 0.79	$ 0.65	$ 1.57	$ 1.69
Diluted	$ 0.78	$ 0.65	$ 1.56	$ 1.68

Cash dividends declared (per share)	$ 0.21	$ 0.20	$ 0.83	$ 0.79

Comprehensive income	$ 8,487	$ 8,342	$ 18,887	$ 17,102

Comprehensive income (loss) attributable to noncontrolling interest	141	173	517	(673)

Comprehensive income attributable to Weyco Group, Inc.	$ 8,346	$ 8,169	$ 18,370	$ 17,775

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31, 2016	December 31, 2015
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 13,710	$ 17,926
Marketable securities, at amortized cost	4,601	4,522
Accounts receivable, net	50,726	54,009
Income tax receivable	789	-
Inventories	69,898	97,184
Prepaid expenses and other current assets	6,203	5,835
Total current assets	145,927	179,476

Marketable securities, at amortized cost	21,061	20,685
Deferred income tax benefits	660	-
Property, plant and equipment, net	33,717	31,833
Goodwill	11,112	11,112
Trademarks	32,978	34,748
Other assets	22,785	21,143
Total assets	$ 268,240	$ 298,997

LIABILITIES AND EQUITY:
Short-term borrowings	$ 4,268	$ 26,649
Accounts payable	11,942	13,339
Dividend payable	2,192	2,147
Accrued liabilities	10,572	17,484
Accrued income tax payable	-	31
Deferred income tax liabilities	-	1,537
Total current liabilities	28,974	61,187

Deferred income tax liabilities	703	70
Long-term pension liability	27,801	30,188
Other long-term liabilities	2,482	2,823

Common stock	10,505	10,767
Capital in excess of par value	50,184	45,759
Reinvested earnings	157,468	160,325
Accumulated other comprehensive loss	(16,569)	(18,467)
Total Weyco Group, Inc. equity	201,588	198,384
Noncontrolling interest	6,692	6,345
Total equity	208,280	204,729
Total liabilities and equity	$ 268,240	$ 298,997

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2016	2015
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 16,993	$ 18,153
Adjustments to reconcile net earnings to net cash provided by (used for)
operating activities -
Depreciation	3,670	3,612
Amortization	387	426
Bad debt expense	76	235
Deferred income taxes	(2,645)	346
Net gain on remeasurement of contingent consideration	-	(458)
Net foreign currency transaction (gains) losses	(513)	961
Stock-based compensation	1,559	1,559
Pension contributions	(2,400)	(2,633)
Pension expense	3,184	3,699
Impairment of property, plant and equipment	113	-
Impairment of trademark	1,770	-
Increase in cash surrender value of life insurance	(573)	(573)
Changes in operating assets and liabilities -
Accounts receivable	3,179	1,009
Inventories	27,313	(28,282)
Prepaid expenses and other assets	(1,595)	2,237
Accounts payable	(1,389)	(2,326)
Accrued liabilities and other	(1,447)	(3,587)
Accrued income taxes	(811)	(105)
Net cash provided by (used for) operating activities	46,871	(5,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(6,287)	(3,033)
Proceeds from maturities of marketable securities	5,745	8,191
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(5,992)	(2,481)
Net cash (used for) provided by investing activities	(6,689)	2,522

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(8,720)	(8,452)
Cash dividends paid to noncontrolling interest of subsidiary	(170)	-
Shares purchased and retired	(10,967)	(9,858)
Proceeds from stock options exercised	2,994	6,144
Payment of contingent consideration	(5,217)	-
Proceeds from bank borrowings	121,959	160,534
Repayments of bank borrowings	(144,340)	(139,290)
Income tax benefits from stock-based compensation	20	391
Net cash (used for) provided by financing activities	(44,441)	9,469

Effect of exchange rate changes on cash and cash equivalents	43	(837)

Net (decrease) increase in cash and cash equivalents	$ (4,216)	$ 5,427

CASH AND CASH EQUIVALENTS at beginning of year	17,926	12,499

CASH AND CASH EQUIVALENTS at end of year	$ 13,710	$ 17,926

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 8,505	$ 10,341
Interest paid	$ 436	$ 181

CONTACT: For more information, contact: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880